Exhibit 10.2 - Second Amendment to Credit Agreement

SECOND AMENDMENT TO THE CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 29, 2008, among LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), the Lenders party hereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, the “Administrative Agent”). Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below.

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to an Amended and Restated Credit Agreement, dated as of December 21, 2005 (as amended, restated, modified and/or supplemented to, but not including, the date hereof, the “Credit Agreement”); and

WHEREAS, subject to the terms, conditions and agreements herein set forth, the parties hereto have agreed to amend the Credit Agreement as herein provided;

NOW, THEREFORE, it is agreed:

I.	Amendments to the Credit Agreement.

1.         The definition of “Applicable Commitment Commission Percentage” and “Applicable Margin” appearing in Section 1.01 of the Credit Agreement is hereby amended by:

(i)    deleting the text “or Level 4” appearing in clause (A) of said definition and inserting the text “, Level 4, Level 5 or Level 6” in lieu thereof;

(ii)   deleting the text “0.50%” appearing in clause (B)(i) of said definition and inserting the text “1.50%” in lieu thereof;

(iii)  deleting the text “1.50%” appearing in clause (B)(ii) of said definition and inserting the text “2.50%” in lieu thereof;

(iv)  deleting the table appearing in said definition and inserting the following new table in lieu thereof:

“Level	Total Leverage Ratio	A Term Loan, Revolving Loans and Swingline Loans Base Rate Margin	A Term Loan and Revolving Loans Eurodollar Margin	Applicable Commitment Commission Percentage

6	Equal to or greater than 6.25 to 1.00	3.00%	4.00%	0.50%

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5	Equal to or greater than 5.75 to 1.00, but less than 6.25 to 1.00	2.50%	3.50%	0.50%

4	Equal to or greater than 5.00 to 1.00 but less than 5.75 to 1.00	2.00%	3.00%	0.50%

3	Equal to or greater than 4.50 to 1.00 but less than 5.00 to 1.00	1.875%	2.875%	0.50%

2	Equal to or greater than 4.00 to 1.00 but less than 4.50 to 1.00	1.75%	2.75%	0.50%

1	Less than 4.00 to 1.00	1.625%	2.625%	0.50%”;

(v)   deleting the text “Level 4” appearing in the penultimate sentence of said definition and inserting the text “Level 6” in lieu thereof;

(vi)  deleting the word “and” appearing at the end of clause (x) of the last sentence of said definition and inserting a comma in lieu thereof;

(vii) deleting the text “Level 4” appearing in clause (y) of the last sentence of said definition and inserting the text “Level 6” in lieu thereof; and

(viii)inserting the following new clause (z) at the end of the last sentence of said definition:

“and (z) (A) for periods prior to the Second Amendment Effective Date, the Applicable Commitment Commission Percentage and Applicable Margin shall be calculated in accordance with this definition prior to giving effect to the Second Amendment and (B) except as provided in preceding clause (y), for the period from and including the Second Amendment Effective Date until the first Start Date thereafter, the Applicable Commitment Commission Percentage and Applicable Margin shall be those applicable to a Total Leverage Ratio based on Level 4”.

2.         The definition of “Applicable Excess Cash Flow Recapture Percentage” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

3.         The definition of “Base Rate” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

4.         The definition of “Collateral” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

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5.         The definition of “Collateral Agent” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “Pledge Agreement” appearing in said definition and inserting the text “Security Documents” in lieu thereof.

6.         The definition of “Consolidated EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing immediately preceding the text “(g)” appearing in said definition and (ii) inserting the text “, and (h) in the case of any period including any fiscal quarter of the Borrower ending in the Borrower’s fiscal year ending closest to September 30, 2009, up to the amount of Restructuring Charges actually recorded or accrued during such period, provided that no more than $15,000,000 in the aggregate of Restructuring Charges may be added back pursuant to this clause (h)” immediately preceding the period at the end of the first sentence of said definition.

7.         The definition of “Credit Documents” appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the text “the Security Agreement,” immediately following the text “the Pledge Agreement,” appearing in said definition and (ii) inserting the text “and each other Security Document” immediately following the text “, each Note” appearing at the end of said definition.

8.         The definition of “Guaranty Release Date” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

9.         The definition of “Herald” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

10.       The definition of “Permitted PD LLC Notes Refinancing Indebtedness” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

11.       The definition of “Qualified Wholly-Owned Domestic Subsidiary” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “(i) prior to the Guaranty Release Date, each Qualified Wholly-Owned Domestic Subsidiary Guarantor, and (ii) from and after the Guaranty Release Date,” appearing in said definition.

12.       The definition of “Secured Creditors” appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text “Pledge Agreement” appearing in said definition and inserting the text “respective Security Documents” in lieu thereof.

13.       The definition of “Security Release Date” appearing in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

14.       Section 1.01 of the Credit Agreement is hereby further amended by inserting the following new definitions in the appropriate alphabetical order:

“Additional Security Documents” shall have the meaning provided in Section 9.12(b).

“Applicable Excess Cash Flow Recapture Percentage” shall mean, at any time, 75%; provided, however, so long as (i) no Default or Event of Default is then in existence

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and (ii) the Total Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 4.50:1.00, the Applicable Excess Cash Flow Recapture Percentage instead shall be 50%.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%. For the purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.”

“Herald” shall mean The Herald Publishing Company, LLC, a New York limited liability company (and the successor to The Herald Company, Inc., a New York corporation).

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any other Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Permitted Encumbrance” shall mean:

(i)        inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)       Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not

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secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, material men's and mechanics’ liens and other similar Liens arising in the ordinary course of business, which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)      easements, rights-of-way, restrictions, covenants, encroachments and other similar charges or encumbrances, including without limitation, any encumbrances which would be reflected by an accurate survey of the property, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(iv)      any exceptions to title as set forth in the Mortgage Policy, as reasonably approved by Collateral Agent.

“PD LLC Refinancing Amendment” shall mean an amendment, in form and substance reasonably satisfactory to the Administrative Agent, to the PD LLC Operating Agreement and the other PD LLC Notes Documents, entered into in connection with the Permitted PD LLC Notes Refinancing Indebtedness to permit PD LLC to apply not more than $126,000,000 of Restricted Cash of Pulitzer and its Subsidiaries toward the refinancing of the PD LLC Notes as part of (and concurrently with) the incurrence of the Permitted PD LLC Notes Refinancing Indebtedness and to make such other changes as are reasonably satisfactory to the Administrative Agent in connection with the incurrence of the Permitted PD LLC Notes Refinancing Indebtedness, provided that any such other changes that are materially adverse to the interests of the Lenders shall be reasonably satisfactory to the Required Lenders.

“Permitted PD LLC Notes Refinancing Indebtedness” shall mean Indebtedness solely of PD LLC so long as (i) the proceeds of such Indebtedness, together with not more than $126,000,000 of Restricted Cash of Pulitzer and its Subsidiaries, are used solely to refinance in full the PD LLC Notes and to pay any fees and expenses incurred in connection with obtaining such Indebtedness, (ii) such Indebtedness does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to December 31, 2012, (iii) the aggregate principal amount of such Indebtedness shall not be more than the remainder of (X) the aggregate principal amount of the PD LLC Notes outstanding at such time less (Y) the actual amount (which shall not be more than $126,000,000) of Restricted Cash of Pulitzer and its Subsidiaries used to refinance the PD LLC Notes, (iv) the terms of such Indebtedness otherwise comply with the other provisions of the PD LLC Operating Agreement (as in effect on the Restatement Effective Date and, at any time after the Second Amendment Effective Date, as amended by the PD LLC Refinancing Amendment), (v) except as otherwise provided above in this definition, any terms thereof that are materially adverse to the interest of the Lenders (as compared to the corresponding terms of the PD LLC Notes (as in effect on the Restatement Effective Date)) are reasonable satisfactory to the Required Lenders and (vi) all of the terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Administrative Agent.

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“Restructuring Charges” shall mean non-recurring one-time restructuring charges incurred by the Borrower or any of its Subsidiaries during the Borrower’s fiscal year ending closest to September 30, 2009 which are approved by the Administrative Agent based upon reasonably satisfactory evidence thereof delivered by the Borrower to the Administrative Agent.

“Second Amendment” shall mean the Second Amendment to this Agreement, dated as of October 29, 2008.

“Second Amendment Effective Date” shall have the meaning provided in the Second Amendment.

“Security Agreement” shall have the meaning provided in Section 9.17.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Security Requirement Date” shall have the meaning provided in Section 9.17.

15.       Section 2.14(a) of the Credit Agreement is hereby amended by deleting the text “the date which is 12 months prior to the B Term Loan Maturity Date” appearing in said Section and inserting the text “October 15, 2008” in lieu thereof.

16.       Section 2.15(a) of the Credit Agreement is hereby amended by deleting the text “the date which is 12 months prior to the Revolving Loan Maturity Date” appearing in said Section and inserting the text “October 15, 2008” in lieu thereof.

17.       Section 5.02(c) of the Credit Agreement is hereby amended by inserting the text “(other than Additional Permitted Indebtedness which shall be applied as otherwise provided by this Section 5.02(c))” immediately following the text “Restatement Effective Date” appearing in the parenthetical of said Section.

18.       Section 5.02(d) of the Credit Agreement is hereby amended by deleting the text “; provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in the businesses permitted pursuant to Section 10.13 within 360 days following the date of such Asset Sale, and provided further, that if all or any portion of such Net Sale Proceeds are not so reinvested within such 360-day period (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(d) without regard to the preceding proviso” appearing in said Section.

19.       Section 5.02(f) of the Credit Agreement is hereby amended by deleting the text “and prior to the Security Release Date” appearing in said Section.

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20.       Section 8.03 of the Credit Agreement is hereby amended by deleting the text “Pledge Agreement” appearing in said Section and inserting the text “Security Documents” in lieu thereof.

21.       Section 8.11 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 8.11 in lieu thereof:

“8.11. Security Documents. (a)  Upon the execution and delivery thereof pursuant to Section 9.17, the provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days following the Security Requirement Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)       The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person other than Permitted Liens applicable thereto.

(c)       Upon the execution, delivery and recording thereof (which recording shall have been made within 10 days after such execution and delivery), each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).”.

22.       Section 9.01(a) of the Credit Agreement is hereby deleted in its entirety and the following new Section 9.01(a) is inserted in lieu thereof:

“(a)     Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrowerand its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year

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ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the consolidating and consolidated balance sheets of Pulitzerand its Subsidiaries as at the end of such quarterly accounting period and the related consolidating and consolidated statements of income and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (iii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(a), a copy of the SEC Form 10-Q filed by the Borrower with the SEC for each such quarterly accounting period shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(a) except for any required comparison against budget as provided above (which comparison will still need to be delivered to each Lender separately pursuant to this Section 9.01(a)).”.

23.       Section 9.01(b) of the Credit Agreement is hereby deleted in its entirety and the following new Section 9.01(b) is inserted in lieu thereof:

“(b)     Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit), together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default under Section 10.08 or 10.09 which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to

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the nature thereof, (ii) the consolidating and consolidated balance sheets of Pulitzerand its Subsidiaries as at the end of such fiscal year and the related consolidating and consolidated statements of income and consolidated statement of cash flows and stockholders’ equity for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and (x) in the case of such consolidated financial statements, audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (y) in the case of such consolidating financial statements, certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(b), a copy of the SEC Form 10-K filed by the Borrower with the SEC for such fiscal year shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(b) except for the opinion of the accounting firm as to no Default or Event of Default under Section 10.08 or 10.09 (which opinion will still need to be delivered to each Lender separately pursuant to this Section 9.01(b)).”.

24.       Section 9.01(e) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 9.01(e) in lieu thereof:

“(e)     Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit K certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 5.02(d), 5.02(f), 10.01(x), 10.01(xii), 10.01(xvii), 10.02(iv), 10.03(iii), 10.03(vii), 10.03(viii), 10.03(ix) 10.04(iv), 10.04(vii), 10.04(ix), 10.04(xiii), 10.05(v), 10.05 (viii), 10.05(xiv) and 10.07 through 10.09, inclusive, at the end of such quarterly accounting period or fiscal year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to the Annexes of each of the Pledge Agreement and the Security Agreement, in each case since (x) with respect to the Pledge Agreement Annexes, the Restatement Effective Date and (y) with respect to the Security Agreement Annexes, the Security Requirement Date or, in either case, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions

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required to be taken by them pursuant to the Security Documents in connection with any such changes.”.

25.       Section 9.01(g) of the Credit Agreement is hereby amended by (i) inserting the text “, compliance certificates” immediately following the text “proxy materials” appearing in said Section and (ii) inserting the text “(including, without limitation, the PD LLC Notes or any Permitted PD LLC Notes Refinancing Indebtedness)” immediately following the text “material Indebtedness” appearing in said Section.

26.       Section 9.02 of the Credit Agreement is hereby amended by (i) deleting the text “Annual” appearing in the title of said Section and inserting the text “Quarterly” in lieu thereof and (ii) deleting Section 9.02(b) of the Credit Agreement in its entirety and inserting the following new Section 9.02(b) in lieu thereof:

“(b)     At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 60th day after the close of each quarterly accounting period of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting (which may be done via a conference call or video conference) with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous quarterly accounting period (and, in the case of the last quarterly accounting period of each fiscal year, for the previous fiscal year) and the budgets presented for the current fiscal year of the Borrower.”.

27.       Section 9.03 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

“(c)     The Borrower will, and will cause each other Credit Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance)), (ii) shall state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Collateral Agent prior to the cancellation of any such insurance policy, and (iii) shall be deposited with the Collateral Agent.”

28.       Section 9.12 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 9.12 in lieu thereof:

“9.12   Excluded Domestic Subsidiaries; Further Assurances; etc. (a) The Borrower will cause each Excluded Domestic Subsidiary (whether existing on the Restatement Effective Date or thereafter created, established or acquired) that has not entered into the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement because to have done so would have violated the terms and conditions contained in the applicable PD LLC Notes Documents (as in effect on the Restatement Effective Date) or the Permitted PD LLC Notes Refinancing Indebtedness, to take all

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actions required for such Excluded Domestic Subsidiary to become a party to the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement in accordance with the terms of the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement upon the earlier to occur of (x) the date upon which the restrictions set forth in the applicable PD LLC Notes Documents or Permitted PD LLC Notes Refinancing Indebtedness, as the case may be, cease to apply to such Excluded Domestic Subsidiary and (y) the date upon which the Administrative Agent provides written notice to the Borrower requesting any such Excluded Domestic Subsidiary to become a party to the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement, although in the case of this sub-clause (y), each such Excluded Domestic Subsidiary only shall be required to enter into the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement to the maximum extent then permitted by the terms and conditions of the applicable PD LLC Notes Documents or the Permitted PD LLC Notes Refinancing Indebtedness, as the case may be. On the date on which any Excluded Domestic Subsidiary becomes a party to the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement pursuant to this Section 9.12(a), such Excluded Domestic Subsidiary shall no longer be an “Excluded Domestic Subsidiary” but instead shall be a “Subsidiary Guarantor” for all purposes of this Agreement and each other Credit Document.

(b)       The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents as in effect on the Security Requirement Date (other than Real Property listed on Part B of Schedule X that are currently being held for sale) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 9.12(a) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any Real Property the fair market value (as determined in good faith by the Borrower) of which is less than $3,000,000.

(c)       The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements,

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control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. In addition, at the time that the actions required or requested to be taken pursuant to clause (a) above are taken, the Borrower will cause the respective Excluded Domestic Subsidiary or Subsidiaries to execute and deliver, or cause to be executed and delivered, all relevant documentation (including, but not limited to, opinions of counsel and officers’ certificates) of the type described in each of (x) Section 6 as each such Excluded Domestic Subsidiary would have had to deliver if it were a Credit Party on the Restatement Effective Date and (y) Section 9.17 as each such Excluded Domestic Subsidiary would have had to deliver if it were a Credit Party on the Security Requirement Date. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, officers’ certificates, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(d)       If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e)       The Borrower agrees that each action required by clauses (a), (b) and (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 15 days (or, in the case of Mortgages, 60 days) after such action is required to be taken or requested to be taken by the Administrative Agent; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.”.

29.       Section 9.15(a) of the Credit Agreement is hereby amended by inserting the text “prior to October 15, 2008” immediately following the text “the Borrower and each Qualified Wholly-Owned Subsidiary may from time to time” appearing therein.

30.       Section 9.15(b) of the Credit Agreement is hereby amended by deleting the text “, prior to the Security Release Date,” appearing in said Section.

31.       Section 9.16 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 9.16 in lieu thereof:

“9.16 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the

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Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that (i) a pledge of more than 66-2/3% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Pledge Agreement, (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty and (iv) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially similar form, if needed) or the Security Agreement (or another security agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all assets, promissory notes and Equity Interests owned by such Foreign Subsidiary and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of such Security Agreements, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.16 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.”.

32.       Section 9.17 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 9.17 in lieu thereof:

“9.17. Security Agreement.  As promptly as practicable after the Second Amendment Effective Date (but, in any event, within 30 days after the Second Amendment Effective Date, or such later date as may be agreed to by the Administrative Agent in its sole discretion) (the “Security Requirement Date”), each Credit Party shall

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duly authorize, execute and deliver a security agreement in form and substance reasonably satisfactory to the Administrative Agent (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)    proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)   certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of the other Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Security Requirement Date, together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)      evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement;

(iv)      evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect; and

(v)       from local counsel to each Credit Party, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Security Requirement Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request including, but not limited to, the enforceability of the Security Agreement and the perfection of the security interests created thereunder.”.

33.       Section 9 of the Credit Agreement is hereby further amended by inserting the following new Section 9.18 at the end of said Section:

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“9.18.  Mortgage; Title Insurance; Survey; Landlord Waivers; etc. On or prior to the 45th day after the Second Amendment Effective Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrower shall deliver, or cause the applicable other Credit Party to deliver, to the Collateral Agent:

(i)    fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Real Property owned by the Borrower or any other Credit Party as set forth on Part A of Schedule X, together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)   a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii)  to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by such title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv)  to the extent requested by the Collateral Agent and otherwise reasonably available to the Borrower, a survey of each Mortgaged Property (and all improvements thereon) in form and substance reasonably satisfactory to the Collateral Agent;

(v)   flood certificates covering each Mortgaged Property in form and setting from substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map; and

(vi)  from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Security Requirement Date and covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including, but not limited to, the enforceability of each Mortgage.”.

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34.       Section 10.01(xvii) of the Credit Agreement is hereby amended by deleting the text “$25,000,000” appearing in said Section and inserting the text “$1,000,000” in lieu thereof.

35.       Section 10.02(iv) of the Credit Agreement is hereby amended by deleting the text “and/or reinvested” appearing in clause (y) of said Section.

36.       Section 10.02(vii) of the Credit Agreement is hereby amended by inserting the text “, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto” at the end of said Section.

37.       Section 10.02(viii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.02(viii) in lieu thereof:

“(viii)  any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Qualified Wholly-Owned Domestic Subsidiary, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;”

38.       Section 10.02(ix) of the Credit Agreement is hereby amended by (i) deleting the text “if prior to the Security Release Date” appearing in said Section and (ii) deleting the text “Pledge Agreement in any Equity Interests” appearing in said Section and inserting the text “Security Documents in the assets” in lieu thereof.

39.       Section 10.02(x) of the Credit Agreement is hereby amended by (i) deleting the text “Pledge Agreement” appearing in said Section and inserting the text “Security Documents” in lieu thereof.

40.       Section 10.02 of the Credit Agreement is hereby further amended by inserting the following text at the end of said Section:

“To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.”

41.       Section 10.03(iii) of the Credit Agreement is hereby amended by deleting the text “$5,000,000” appearing in said Section and inserting the text “$1,000,000” in lieu thereof.

42.       Section 10.03(v) of the Credit Agreement is hereby amended by inserting the text “and, at any time after the Second Amendment Effective Date, as amended by the PD

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LLC Refinancing Amendment” immediately following the text “thereof as in effect on the Restatement Effective Date” appearing in said Section.

43.       Section 10.03(vi) of the Credit Agreement is hereby amended by inserting the text “and, at any time after the Second Amendment Effective Date, as amended by the PD LLC Refinancing Amendment” immediately following the text “as in effect on the Restatement Effective Date” appearing in said Section.

44.       Section 10.03(vii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.03(vii) in lieu thereof:

“(vii)   the Borrower may declare and pay quarterly cash Dividends on its common stock on a basis consistent with its historical practices so long as (i) the aggregate amount of all such cash Dividends does not exceed in any fiscal quarter of the Borrower an amount equal to $0.18 per share of common stock of the Borrower outstanding on the respective record date for establishing such Dividends (as such amount may be adjusted for stock splits or stock combinations), (ii) such cash Dividends are paid within 60 days after the same are declared by the board of directors of the Borrower, (iii) no Default or Event of Default exists at the time of the payment of the respective Dividend or would exist immediately after giving effect thereto and (iv) at least five Business Days prior to the making or payment of any such Dividend pursuant to this Section 10.03(vii), the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower setting forth (in reasonable detail) the recalculation of the Total Leverage Ratio on a Pro Forma Basis for the Calculation Period then most recently ended prior to the date of such Dividend for which financial statements have been delivered to the Lenders under this Agreement, and such recalculation shall show that the Total Leverage Ratio as of the last day of such Calculation Period would have been less than 4.50:1.00;”.

45.       Section 10.03(viii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.03(viii) in lieu thereof:

“(viii)   the Borrower may redeem or repurchase additional outstanding shares of its Equity Interests and may declare and pay additional cash Dividends on its Equity Interests in an aggregate amount for all such redemptions, repurchases and other Dividends paid or made by the Borrower pursuant to this clause (viii) not to exceed $35,000,000 in any fiscal year of the Borrower so long as (i) no Default or Event of Default exists at the time of the making or payment of the respective Dividend or would exist immediately after giving effect thereto and (ii) at least five Business Days prior to the making or payment of any such Dividend pursuant to this Section 10.03(viii), the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower setting forth (in reasonable detail) the recalculation of the Total Leverage Ratio on a Pro Forma Basis for the Calculation Period then most recently ended prior to the date of such Dividend for which financial statements have been delivered to the Lenders under this Agreement, and such recalculation shall show that the Total Leverage Ratio as of the last day of such Calculation Period would have been less than 4.50:1.00; and”.

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46.       Section 10.04(xii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.04(xii) in lieu thereof:

“(xii)   Indebtedness of PD LLC incurred pursuant to the Permitted PD LLC Notes Refinancing Indebtedness and of Pulitzer under an unsecured guaranty thereof on terms (and pursuant to documentation) in form and substance reasonably satisfactory to the Administrative Agent, but only so long as Herald provides an indemnity in favor of

Pulitzer for any payments made under such unsecured guaranty on the same basis provided by Herald under the current PD LLC Indemnity Agreement; and”.

47.       Section 10.04(xiii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.04(xiii) in lieu thereof:

“(xiii)  additional unsecured subordinated Indebtedness of the Borrower (“Additional Permitted Indebtedness”), so long as (i) no Default or Event of Default then exists or would result from the incurrence or issuance of any such Additional Permitted Indebtedness, (ii) at least five Business Days prior to the incurrence or issuance of any such Additional Permitted Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower setting forth (in reasonable detail) the recalculation of the Interest Expense Coverage Ratio and the Total Leverage Ratio on a Pro Forma Basis for the Calculation Period then most recently ended prior to the date of such incurrence or issuance for which financial statements have been delivered to the Lenders under this Agreement (and determined as if such Additional Permitted Indebtedness had been incurred or issued on the first day of, and had remained outstanding throughout, such Calculation Period, and also taking into account the aggregate principal amount of all other Additional Permitted Indebtedness theretofore incurred or issued after the first day of such Calculation Period), and such recalculation shall show that the Borrower would have been in compliance with Sections 10.08 and 10.09 as of the last day of such Calculation Period, (iii) such Additional Permitted Indebtedness (A) is not guaranteed by any Subsidiary of the Borrower that is not a Subsidiary Guarantor, (B) matures no earlier than December 31, 2012, (C) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) prior to its maturity, except (x) upon the occurrence of a change of control (the definition of which shall be acceptable to the Administrative Agent) so long as the terms thereof do not require any such redemption or other action unless (and until) all Obligations have been paid in full and the Total Commitment and all Letters of Credit have been terminated or the requisite consents under this Agreement have been obtained to permit such redemption or other action upon the occurrence of a change of control and (y) as a customary mandatory offer to repurchase following an asset sale, (D) does not require the Borrower or any of its Subsidiaries to maintain any specified financial condition (whether stated as a covenant, event of default or otherwise), and (E) contains subordination and other provisions that are reasonably satisfactory to the Administrative Agent and (iv) 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Additional Permitted Indebtedness are applied as a mandatory repayment in accordance with Section 5.02(c).”.

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48.       Section 10.05(ii) of the Credit Agreement is hereby amended by deleting the text “$50,000,000” appearing in said Section and inserting the text “$15,000,000” in lieu thereof.

49.       Section 10.05(viii) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.05(viii) in lieu thereof:

“(viii)  (A) the Borrower and its Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances between and among one another and (B) Qualified Wholly-Owned Foreign Subsidiaries may make intercompany loans and advances between and among one another and to the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries (all such intercompany loans and advances pursuant to this Section 10.05(viii), collectively, the “Intercompany Loans”), provided that (x) the aggregate amount of all Intercompany Loans made by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries at any time prior to October 15, 2008 shall not exceed $75,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof), (y) no Intercompany Loans shall be permitted to made by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries at any time on or after October 15, 2008 and (z) each Intercompany Loan constituting Intercompany Debt shall be subject to the terms and conditions contained in the Intercompany Subordination Agreement;”.

50.       Section 10.05(xiv) of the Credit Agreement is hereby amended by (i) inserting the text “and prior to October 15, 2008” immediately following the text “the Original Effective Date” appearing in said Section and (ii) inserting the text “; provided, however, that no additional loans, advances or other Investments may be made pursuant to this clause (xiv) on or after October 15, 2008 other than Investments made by the Borrower or any other Credit Party consisting of (I) up to a $1,000,000 cash Investment in Metrix4Media for up to 8% of the equity interests of such Person, (II) up to a $1,000,000 cash Investment in Kaango for up to 5% of the equity interests of such Person and (III) up to a $1,000,000 cash Investment in The Port for up to 9% of the equity interests of such Person” at the end of said Section.

51.       Section 10.07 of the Credit Agreement is hereby amended by deleting the text “At any time prior to the Security Release Date:” appearing in the first sentence of said Section.

52.       Section 10.07(a) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.07(a) in lieu thereof:

“(a)     The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (I) during any fiscal year of the Borrower (taken as one accounting period) ending closest to September 30, 2008 or prior to such date, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed 5.00% of the aggregate amount of the Borrower’s consolidated gross revenues from continuing operations for its

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immediately preceding fiscal year (determined (x) in respect of the Borrower’s fiscal year ended September 30, 2005, as if the Pulitzer Acquisition had occurred on October 1, 2004, and (y) on a Pro Forma Basis for each Permitted Acquisition consummated during such immediately preceding fiscal year as if same had occurred on the first day of such immediately preceding fiscal year) and (II) during any fiscal year of the Borrower (taken as one accounting period) ending closest to September 30, 2009 or thereafter, the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed $20,000,000 during such fiscal year. In addition to the foregoing, in each fiscal year of the Borrower ending closest to September 30, 2008 or prior to such date in which a Permitted Acquisition is consummated the aggregate amount of Capital Expenditures permitted to be made in such year shall be increased by an amount equal to the product of (I) 5.00% of the gross revenues from continuing operations of the respective Acquired Entity or Business acquired in each such Permitted Acquisition for the most recently ended 12-month period for which financial statements are available for such Acquired Entity or Business (as certified in the respective officer’s certificate delivered pursuant to clause (vii) of Section 9.15(a)) multiplied by (II) a fraction, the numerator of which is the number of days remaining in such fiscal year and the denominator of which is 365 (or 366, as the case may be).”.

53.       Section 10.07(b) of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.07(b) in lieu thereof:

“(b)     In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (commencing with the Borrower’s fiscal year ending closest to September 30, 2009, but before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above for such fiscal year may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that (x) no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any fiscal year of the Borrower thereafter and (y) no amounts may be carried forward pursuant to this Section 10.07(b) in respect of any fiscal year of the Borrower ended on or prior to the Borrower’s fiscal year ended closest to September 30, 2008.”

54.       Section 10.07(c) of the Credit Agreement is hereby amended by deleting all of the text of said Section and inserting the text “[RESERVED].” in lieu thereof.

55.       Section 10.08 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.08 in lieu thereof:

“10.08. Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of a

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fiscal quarter of the Borrower ending closest to the relevant date set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest to	Ratio
On or prior to June 30, 2008	2.50:1.00

September 30, 2008 through and including March 31, 2009	2.00:1.00
June 30, 2009 through and including September 30, 2009	1.70:1.00
December 31, 2009	1.80:1.00
March 31, 2010	1.90:1.00
June 30, 2010 through and including September 30, 2010	2.00:1.00
On or after December 31, 2010	2.50:1.00”.

56.       Section 10.09 of the Credit Agreement is hereby amended by (i) deleting the table appearing in said Section in its entirety and inserting the following new table in lieu thereof:

“Period	Ratio
From the Original Effective Date through and including the last day of the Borrower’s fiscal quarter ending closest to September 30, 2005	6.25:1.00
The first day of the Borrower’s fiscal quarter beginning closest to October 1, 2005 through and including the last day of the Borrower’s fiscal quarter ending closest to June 30, 2006	6.00:1.00
The first day of the Borrower’s fiscal quarter beginning closest to July 1, 2006 through and including the last day of the Borrower’s fiscal quarter ending closest to September 30, 2007	5.75:1.00

The first day of the Borrower’s fiscal quarter beginning closest to October 1, 2007 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to September 30, 2008

5.25:1.00

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“Period	Ratio

The last day of the Borrower’s fiscal quarter ending closest to September 30, 2008 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to December 31, 2008

6.25:1.00
The last day of the Borrower’s fiscal quarter ending closest to December 31, 2008 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to March 31, 2009	6.50:1.00
The last day of the Borrower’s fiscal quarter ending closest to March 31, 2009 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to December 31, 2009	6.75:1.00

The last day of the Borrower’s fiscal quarter ending closest to December 31, 2009 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to September 30, 2010

6.50:1.00

The last day of the Borrower’s fiscal quarter ending closest to September 30, 2010 through and including the day before the last day of the Borrower’s fiscal quarter ending closest to December 31, 2010

6.25:1.00
The last day of the Borrower’s fiscal quarter ending closest to December 31, 2010 and thereafter	4.50:1.00

(ii)       deleting the text “Notwithstanding anything to the contrary contained above in this Section 10.09, each of the ratios contained above in this Section 10.09 shall be reduced by 0.75:1.00 for any period from and after the Security Release Date; provided, however, in no event shall any of the ratios contained above in this Section 10.09 be reduced below 4.50:1.00 by operation of the provisions of this sentence.” appearing at the end of said Section.

57.       Section 10.10(iv) of the Credit Agreement is hereby amended by (i) inserting the text “and not more than $126,000,000 of Restricted Cash of Pulitzer and its Subsidiaries” immediately following the second instance of the text “PD LLC Notes Refinancing Indebtedness” appearing in said Section and (ii) deleting the word “or” at the end of said Section.

58.       Section 10.10 of the Credit Agreement is hereby further amended by (i) inserting the text “the PD LLC Refinancing Amendment and” immediately following the text “Refinancing Indebtedness, other than” appearing in clause (v) of said Section, (ii) inserting the text “other” immediately preceding the text “amendments or modifications with the consent” appearing in clause (v) of said Section, (iii) deleting the period appearing at the end of clause (v) of said Section and inserting a semi-colon in lieu thereof and (iv) inserting the following new clauses (vi) and (vi) at the end of said Section:

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“(vi) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money securities before due for the purpose of paying when due), any Additional Permitted Indebtedness; or

(vii) after the execution and delivery thereof, amend or modify, or permit the amendment or modification of, any provision of any indenture, purchase agreement or other document, agreement or note relating to (or evidencing) any Additional Permitted Indebtedness (or any guaranty thereof).”

59.       Section 10.11 of the Credit Agreement is hereby amended by inserting the text “and, at any time after the Second Amendment Effective Date, as amended by the PD LLC Refinancing Amendment” immediately following the text “as in effect on the Restatement Effective Date” appearing in said Section.

60.       Section 10.14 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 10.14 in lieu thereof:

“10.14.Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary, provided that (x) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, and (y) the Borrower and its Subsidiaries shall be permitted to establish, create and acquire Non-Wholly Owned Subsidiaries to the extent permitted by Section 10.05(xiv) or as a result of a Permitted Acquisition, in each case so long as (i) at least 5 days’ prior written notice thereof is given by the Borrower to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, and (iii) each such new Domestic Subsidiary (and, to the extent required by Section 9.16, each such new Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and the Intercompany Subordination Agreement; provided, however, until such time as Pulitzer and its Domestic Subsidiaries become Qualified Wholly-Owned Domestic Subsidiaries, any such Person that is not a Qualified Wholly-Owned Domestic Subsidiary may not acquire any new Subsidiaries pursuant to a Permitted Acquisition or an Investment made pursuant to Section 10.05(xiv). In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in each of (x) Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Restatement Effective Date and (y) Section 9.11 as each such Excluded Domestic

NEWYORK 6921976 (2K)	-23-

Subsidiary would have had to deliver if it were a Credit Party on the Security Requirement Date.”.

61.       Section 11.07 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 11.07 in lieu thereof:

           “11.07.Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or”.

62.       Clause (v) of the remedies paragraph immediately following Section 11.11 of the Credit Agreement is hereby amended by deleting the text “Pledge Agreement” appearing in said clause (v) and inserting the text “Security Documents” in lieu thereof.

63.       Section 12.01 of the Credit Agreement is hereby amended by deleting the text “Pledge Agreement” appearing in said Section and inserting the text “Security Documents” in lieu thereof.

64.       Section 12.10 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 12.10 in lieu thereof:

“12.10.             Collateral Matters. (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders (or all the Lenders, as the case may be) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)       The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all

NEWYORK 6921976 (2K)	-24-

of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in this Agreement and/or the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)       The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).”.

65.       Section 13.02 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 13.02 in lieu thereof:

“13.02.Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such

NEWYORK 6921976 (2K)	-25-

Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)       NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR

ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.”.

66.       Section 13.04(a) of the Credit Agreement is hereby amended by deleting the text “the Pledge Agreement” appearing in said Section and inserting the text “all of Security Documents” in lieu thereof.

67.       Section 13.08 of the Credit Agreement is hereby amended by inserting the text “, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE,” immediately preceding the text “BE CONSTRUED IN ACCORDANCE WITH” appearing in said Section.

68.       Section 13.17 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the text “[RESERVED]” in lieu thereof.

69.       The Credit Agreement is hereby further amended by inserting a new Schedule X thereto in the form of Schedule X attached hereto.

70.       Notwithstanding anything to the contrary contained in the Credit Agreement, the Borrower shall not be entitled to request, and no Lender shall provide, any Incremental Loan Commitment or Incremental Term Loan at any time on or after October 15, 2008.

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II.	Miscellaneous Provisions.

1.         In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants that (i) no Default or Event of Default exists as of the Second Amendment Effective Date (as defined below) both immediately before and immediately after giving effect to this Amendment on such date and (ii) all of the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects on the Second Amendment Effective Date both immediately before and immediately after giving effect to this Amendment on such date, with the same effect as though such representations and warranties had been made on and as of the Second Amendment

Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

2.         The Credit Parties acknowledge and agree that the Credit Agreement (as modified hereby) and each other Credit Document, and all Obligations and Liens thereunder, are valid and enforceable against the Credit Parties in every respect and all of the terms and conditions thereof are legally binding upon the Credit Parties, in each case all without offset, counterclaims or defenses of any kind.

3.         In further consideration of the Lenders’ execution of this Amendment, each Credit Party unconditionally and irrevocably acquits and fully forever releases and discharges each Lender, each Issuing Lender, the Administrative Agent, the Collateral Agent and all affiliates, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders of such Persons, and their respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such Credit Party ever had or now has against any of the Releasees and which may have arisen at any time prior to the date hereof and which were in any manner related to this Amendment, the Credit Agreement, any other Credit Document or related documents, instruments or agreements or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”). Each Credit Party covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

4.         This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement or any other Credit Document.

5.         This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

NEWYORK 6921976 (2K)	-27-

6.         THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

7.         This Amendment shall become effective on the date (the “Second Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i)    the Borrower, each other Credit Party and Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: May Yip (facsimile number: 212-354-8113 / e-mail address: myip@whitecase.com); and

(ii)   the Borrower shall have paid to the Administrative Agent and the Lenders all fees, costs and expenses (including, without limitation, legal fees and expenses) payable to the Administrative Agent and the Lenders to the extent then due pursuant to the Credit Agreement.

8.         The Borrower hereby covenants and agrees that, so long as the Second Amendment Effective Date occurs, it shall pay to each Lender which executes and delivers to the Administrative Agent (or its designee) a counterpart hereof by 6:30 P.M. (New York City time) on October 29, 2008 (or, if later, on the Second Amendment Effective Date), a non-refundable cash fee (the “Amendment Fee”) in Dollars in an amount equal to 50 basis points (0.50%) on an amount equal to the sum of (i) the aggregate principal amount of all Term Loans of such Lender outstanding on the Second Amendment Effective Date plus (ii) the Revolving Loan Commitment of such Lender as in effect on the Second Amendment Effective Date. The Amendment Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter. The Amendment Fee shall be paid by the Borrower to the Administrative Agent for distribution to the relevant Lenders not later than the Business Day following the Second Amendment Effective Date.

9.         By executing and delivering a copy hereof, each Credit Party hereby agrees that all Obligations of the Credit Parties shall be fully guaranteed pursuant to the Subsidiaries Guaranty and shall be fully secured pursuant to the Pledge Agreements, in each case in accordance with the respective terms and provisions thereof and that this Amendment does not in any manner constitute a novation of any Obligations under any of the Credit Documents.

10.       From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

             * * *

NEWYORK 6921976 (2K)	-28-

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

LEE ENTERPRISES, INCORPORATED, as Borrower

By:/s/ Carl G. Schmidt

Title: Vice President, Chief Financial Officer

& Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS,

Individually and as Administrative Agent

By:/s/ Susan LeFevre

Title: Director

By:/s/ Evelyn Thierry

Title: Vice President

NEWYORK 6921976 (2K)

Each of the undersigned, each being a Subsidiary Guarantor under, and as defined in, the Credit Agreement referenced in the foregoing Amendment, hereby consents to the entering into of the Amendment and agrees to the provisions thereof (including, without limitation, Part II, Section 7 thereof).

ACCUDATA, INC., By: /s/ C.D. Waterman III Title: Secretary
INN PARTNERS, L.C., By: /s/ C.D. Waterman III Title: Secretary
JOURNAL – STAR PRINTING CO., By: /s/ C.D. Waterman III Title: Secretary
K. FALLS BASIN PUBLISHING, INC., By: /s/ C.D. Waterman III Title: Secretary
LEE CONSOLIDATED HOLDINGS CO., By: /s/ C.D. Waterman III Title: Secretary
LEE PUBLICATIONS, INC., By: /s/ C.D. Waterman III Title: Secretary
LEE PROCUREMENT SOLUTIONS CO., By: /s/ C.D. Waterman III Title: Secretary

NEWYORK 6921976 (2K)

LINT CO., By: /s/ C.D. Waterman III Title: Secretary
SIOUX CITY NEWSPAPERS, INC., By: /s/ C.D. Waterman III Title: Secretary
TARGET MARKETING SYSTEMS, INC., By: /s/ C.D. Waterman III Title: Secretary

NEWYORK 6921976 (2K)

SIGNATURE PAGE TO THE SECOND AMENDMENT TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG LEE ENTERPRISES, INCORPORATED, VARIOUS LENDERS AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

SUNTRUST

By: /s/ Amanda K. Parks
Title: Senior Vice President

JPMORGAN CHASE BANK, NA

By: /s/ Phillip D. Martin
Title: Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ,

LTD, NEW YORK BRANCH

By: /s/ Phillip D. Martin
Title: Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Michael J. Homeyer
Title: Senior Vice President

THE BANK OF NOVA SCOTIA

By: /s/ Brenda S. Insull
Title: Authorized Signatory

SCOTIABANC INC.

By: /s/ J.F. Todd
Title: Managing Director

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ J.F. Todd
Title: General Manager

NEWYORK 6921976 (2K)

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK

B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By: /s/ Eric Hurshman
Title: Managing Director

By: /s/ Brett Delfino
Title: Executive Director

UNITED OVERSEAS BANK LIMITED,

NEW YORK AGENCY

By: /s/ George Lim
Title: Senior Vice President & General Manager

By: /s/ Mario Sheng
Title: Assistant Vice President

UNION BANK OF CALIFORNIA, N.A.

By: /s/ David Hill
Title: Assistant Vice President

ASSOCIATED BANK, N.A.

By: /s/ Mark Weitfkamp
Title: Vice President

COMERICA BANK

By: /s/ Sarah R. West
Title: Vice President

THE NORTHERN TRUST COMPANY

By: /s/ Mark Taylor
Title: Senior Vice President

BANK OF THE WEST, A CALIFORNIA

BANKING CORPORATION

By: /s/ Joshua R. Pirozzolo
Title: Senior Vice President

NEWYORK 6921976 (2K)

NATIONAL CITY BANK

By: /s/ Derek Cook
Title: Senior Vice President

WEBSTER BANK, NATIONAL ASSOCIATION

By: /s/ John Gilsenan
Title: Vice President

ERSTE GROUP BANK AG

By: /s/ John Gilsenan
Title: Director

By: /s/ Bryan Lynch
Title: Executive Director

HSH NORDBANK AG, NEW YORK BRANCH

By: /s/ Mark Eisenmann
Title: Assistant Vice President

By: /s/ Charles Lansdown
Title: Deputy General Manager

QUAD CITY BANK AND TRUST COMPANY

By: /s/ Rebecca Skafidas
Title: Assistant Vice President

BANK OF COMMUNICATIONS CO., LTD.,

NEW YORK BRANCH

By: /s/ Shelley He
Title: Deputy General Manager

MEGA INTERNATIONAL COMMERCIAL BANK

CO., LTD., NEW YORK BRANCH

By: /s/ Tsang – Pei Hsu
Title: Vice President & Deputy General Manager

NEWYORK 6921976 (2K)

AIB DEBT MANAGEMENT, LIMITED

By: /s/ Edwin Holmes
Title: Assistant Vice President

By: /s/ Joseph Augustini
Title: Senior Vice President

ALLIED IRISH BANKS, P.L.C.

By: /s/ Edwin Holmes
Title: Assistant Vice President

By: /s/ Joseph Augustini
Title: Senior Vice President

THE BANK OF NEW YORK MELLON

By: /s/ Lily A. Dastur
Title: Vice President

FORTIS CAPITAL CORP.

By: /s/ John W. Deegan
Title: Director

By: /s/ Rachel Lanava
Title: Vice President

WACHOVIA BANK, N.A.

By: /s/ Joe Mynatt
Title: Director

NEWYORK 6921976 (2K)

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Vipa chiraprut
Title: Vice President

WESTLB AG, NEW YORK BRANCH

By: /s/ E. Keith Min
Title: Executive Director

By: /s/Petra Beckert
Title: Executive Director

CITIBANK N.A.

By: /s/ Laura Neenan
Title: Vice President

NEWYORK 6921976 (2K)

SCHEDULE X

PART A

MORTGAGED PROPERTIES

CREDIT PARTY	ADDRESS/LOCATION
Journal Star Printing Company	900 Q Street, Lincoln, NE 68508
Lee Publications, Inc.	601 W. 45th Avenue, Munster, IN 46321
Lee Publications, Inc.	601 W. 45th Avenue, Munster, IN 46321
Lee Publications, Inc.	207 E. Pennsylvania Ave, Escondido, CA 92025
Lee Enterprises, Incorporated	401 N. Broadway, Billings, MT 59101
Lee Enterprises, Incorporated	500 East Third Street, Davenport, IA 52801
Lee Publications, Inc.	207 E. Pennsylvania Ave, Escondido, CA 92025
Lee Enterprises, Incorporated	212 4th Street, Racine, WI 53403
Lee Enterprises, Incorporated	2222 Washington, Helena, MT 59601
Lee Publications, Inc.	1722 S. Coast Highway, Oceanside, CA 92054
Lee Publications, Inc.	170 Star Lane, Casper, WY 82604
Lee Publications, Inc.	770 11th Avenue, Longview, WA 98632
Lee Enterprises, Incorporated	710 North Illinois Ave, Carbondale, IL 62901
Lee Publications, Inc.	1722 S. Coast Highway, Oceanside, CA 92054
Lee Enterprises, Incorporated	710 North Illinois Ave, Carbondale, IL 62901
Lee Publications, Inc.	120 Limestone Street, Maysville, KY 41056
Sioux City Newspapers Inc	515 Pavonia Street, Sioux City, IA 51101

PART B

PROPERTIES HELD FOR SALE

CREDIT PARTY	ADDRESS/LOCATION
Lee Enterprises, Incorporated	Polson, MT

NEWYORK 6921976 (2K)